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                                                                EXHIBIT 3


                                CERTIFICATE OF AMENDMENT

                                            TO

                              CERTIFICATE OF INCORPORATION

                                            OF

                               CASTLE HILL ASSOCIATES, INC.


                Adopted in accordance with the provisions of Sections
                 141 and 242 of the General Corporation Law of the
                                    State of Delaware

        Castle Hill Associates, Inc., a corporation existing under the laws of the State of Delaware (the "corporation"), does hereby certify as follows:

        1. The amendment contained in this Certificate of Amendment has been duly set forth and adopted by the Board of Directors of the corporation in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

        2. The certificate of incorporation of the corporation is hereby amended by deleting Article Four thereof and substituting in lieu of said article the following new Article:


                                ARTICLE FOUR

        The total number of shares of Common Stock which the corporation shall have authority to issue is one hundred million (100,000,000) shares at a par value of $.0001 per share. All such shares are of one class and

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        are shares of Common Stock. At the effective time of
        this amendment to the Certificate of Incorporation, each four (4) shares of outstanding Common Stock shall be automatically combined into one (1) share of Common Stock. No fractional shares of Common Stock shall be issued upon such combination effected by this amendment, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the average trading price of a share of common stock for the thirty (30) days preceding the effective date of this amendment.

        The total number of shares of Preferred Stock which the corporation shall have authority to issue is twenty million (20,000,000), par value .0001 per share and having the rights, preferences and privileges as the Board of Directors shall determine from time to time.

        IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its Director this 20th day of December, 2000.



                                                CASTLE HILL ASSOCIATES, INC.


                                                By: /s/ Patricia A. Meding
                                                    ----------------------------
                                                    Patricia A. Meding, Director


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